Nature's Sunshine Reports Historic Fourth Quarter and Full Year 2020 Results,
Introduces Capital Allocation Strategy

- Fourth Quarter 2020 Net Sales Increase 11% to a Company Record $101.7 Million, Marking the Strongest Consolidated Net Sales Quarter in Company History -

- Board of Directors Declares Special Cash Dividend of $1.00 per Share -

- Announces $15 Million Share Repurchase Program -

LEHI, Utah – March 10, 2021 – Nature’s Sunshine Products, Inc. (Nasdaq: NATR) (Nature’s Sunshine), a leading natural health and wellness company of high-quality herbal and nutritional products, reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights vs. Same Year-Ago Quarter

•Net sales increased 11% to a company record $101.7 million compared to $91.7 million.
•GAAP net income increased 445% to $6.7 million, or $0.29 per diluted share, compared to $1.2 million, or $0.05 per diluted share.
•Adjusted net income per diluted share was $0.32, compared to an adjusted net income per share of $0.05.
•Adjusted EBITDA was $7.5 million compared to $7.6 million.

Full Year 2020 Financial Highlights vs. 2019

•Net sales increased 6% to a company record $385.2 million compared to $362.2 million
•GAAP net income increased significantly to $23.0 million, or $1.07 per diluted share, compared to $6.9 million, or $0.34 per diluted share.
•Adjusted net income per diluted share was $1.07, compared to an adjusted net income per share of $0.42.
•Adjusted EBITDA increased 16% to $36.2 million compared to $31.2 million.

Capital Allocation

Nature's Sunshine's capital allocation initiatives will be prioritized in three areas of its business: first is maintaining the Company's financial strength and stability; second is the investment in incremental organic growth or strategic M&A opportunities; and third is future dividends or targeted share repurchases where opportunities arise. As such, Nature’s Sunshine is announcing today that its board of directors declared a special cash dividend of $1.00 per share payable on April 9, 2021 to shareholders of record as of March 29, 2021. In addition, its board authorized the repurchase of up to $15 million of the company’s common shares. The repurchases may be made from time to time as market conditions warrant and are subject to regulatory considerations.

Management Commentary

“Our momentum continued in the fourth quarter of 2020, as we outperformed the net sales record we achieved just last quarter, making 2020 full-year sales the highest in the Company's 48-year history,” said Terrence Moorehead, CEO of Nature’s Sunshine. “All four of our global operating business units generated absolute growth, reflecting sustained consumer demand in the U.S. and China, and the continued success of our new business model and revamped field fundamentals in Europe and LATAM. For the full year, we made consistent progress with our five global growth strategies, allowing us to drive year-over-year net sales growth and significant increases in both net income and adjusted EBITDA. Our team’s dedication around the world has allowed us to further optimize our platform for sustainable long-term growth into 2021.

“Throughout the geographies in which we operate, distributors and customers have responded positively to our new branding and business model we launched during the third quarter. We have experienced meaningful growth in new customer acquisition and membership in our ‘Subscribe and Thrive’ program, and we remain committed to supporting the consultants, health practitioners and retailers within our distributor base as they transition to our revitalized model. Our enhanced organizational structure, digital and manufacturing capabilities, and field fundamentals are already driving material improvements in our go-to-market approach. These initiatives remain a core tenet of our capital allocation priorities as we focus on investing ahead of our growth and activating more customers around the world.

“But as we are announcing today, our record financial performance has also positioned us to return a meaningful amount of capital to our shareholders. We are proud of our financial success during 2020 despite the economic and operating challenges posed by the COVID-19 pandemic. Our capital allocation initiatives will be prioritized in three areas of our business: first and foremost is maintaining our financial strength and stability; second is the investment in incremental organic growth opportunities and/or strategic M&A transactions; and third is future dividends or share repurchases where opportunities arise.

“I am proud of the progress we have made with our five global growth strategies in 2020 and the success we have generated with our transformation initiatives to date. We believe our company’s growth trajectory is only just beginning, and we look forward to further maximizing the value we create for our customers, distributors and shareholders in the year ahead.”

Fourth Quarter 2020 Financial Results

	Net Sales by Operating Segment (Amounts in Thousands)
	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$36,903	$36,061	2.3%	$1,789	(2.6)%
Europe	23,590	17,211	37.1	349	35.0
North America	34,696	32,859	5.6	32	5.5
Latin America and Other	6,554	5,564	17.8	(167)	20.8
	$101,743	$91,695	11.0%	$2,003	8.8%

Net sales in the fourth quarter of 2020 increased 11.0% to $101.7 million compared to $91.7 million in the year-ago quarter. The increase was due to new product development, the easing of COVID-19-related restrictions across key markets, and the continued execution of business transformation initiatives. Excluding favorable foreign exchange rates, net sales in the fourth quarter of 2020 increased 8.8% compared to the year-ago quarter.

Gross margin in the fourth quarter of 2020 remained flat at 74.0% compared to the year-ago quarter.

Volume incentives as a percentage of net sales in the fourth quarter of 2020 remained flat at 34.1%, consistent with the year-ago quarter.

Selling, general and administrative expenses in the fourth quarter of 2020 were $38.4 million compared to $32.7 million in the year‐ago quarter. The increase was primarily attributable to variable costs associated with sales growth, higher costs associated with stock-based compensation and bonus-related expenses, and incremental support of sales initiatives. As a percentage of net sales, SG&A expenses were 37.8% in the fourth quarter of 2020 compared to 35.7% in the year-ago quarter. Excluding the impact of the restructuring and other unusual expenses, SG&A expenses as a percentage of net sales were 37.1% in the fourth quarter of 2020 compared to 35.6% in the year-ago quarter.

Operating income in the fourth quarter of 2020 was $2.2 million, or 2.2% of net sales, compared to $3.9 million, or 4.3% of net sales, in the year-ago quarter. Excluding the impact of the restructuring and other unusual expenses, operating income was $2.9 million, or 2.9% of net sales, in fourth quarter of 2020, compared to $3.9 million, or 4.3% of net sales, in the year-ago quarter. The decrease in operating income was primarily attributable to increased SG&A expenses noted above.

Other income, net, in the fourth quarter of 2020 was $1.6 million compared to other income of $0.5 million in the year-ago quarter. Other income, net, primarily consisted of foreign exchange gains as a result of net changes in foreign currencies, including Asia, Europe and Latin America. The provision (benefit) for income taxes was a benefit of $(2.8) million in the fourth quarter of 2020 compared to a provision of $3.2 million for the year-ago quarter. The favorable effective tax rate for the fourth quarter of 2020 was primarily due to reduction of valuation allowances relating to certain deferred tax assets.

GAAP net income attributable to common shareholders in the fourth quarter of 2020 was $5.9 million, or $0.29 per diluted common share, compared to $1.0 million, or $0.05 per diluted common share, in the year-ago quarter. Net income attributable to NSP China was $3.9 million, or $0.20 per diluted common share, in the fourth quarter of 2020, compared to $1.1 million, or $0.06 per diluted common share, in the year-ago quarter.

Adjusted net income attributable to common shareholders in the fourth quarter of 2020 was $6.4 million, or $0.32 per diluted common share, compared to $1.0 million, or $0.05 per diluted common share in the year-ago quarter. Adjusted net income, which is a non-GAAP financial measure, is defined here as net income from continuing operations before less-frequent items including, among other things, restructuring expenses and certain tax refunds. A reconciliation of adjusted net income to GAAP net income is provided in the financial tables below.

Adjusted EBITDA in the fourth quarter of 2020 was $7.5 million compared to $7.6 million in the year-ago quarter. The modest decrease was primarily attributable to the aforementioned increase in SG&A expenses, including investments in support of the Company’s long-term growth. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of Net Income to Adjusted EBITDA is provided in the financial tables below.

Full Year 2020 Financial Results

	Net Sales by Operating Segment (Amounts in Thousands)
	Year Ended December 31, 2020	Year Ended December 31, 2019	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$138,717	$138,536	0.1%	$19	0.1%
Europe	77,688	62,523	24.3	156	24.0
North America	145,481	138,163	5.3	(105)	5.4
Latin America and Other	23,319	22,993	1.4	(839)	5.1
	$385,205	$362,215	6.3%	$(769)	6.6%

Net sales in 2020 increased 6.3% to $385.2 million compared to $362.2 million in 2019. The increase was primarily attributable to continued new product development and execution of business transformation initiatives across key markets.

Gross margin in 2020 was 73.7% compared to 74.1% in 2019. The decrease was primarily attributable to higher costs of sourcing given the current COVID-19 environment, as well as, an increase in free shipping promotions, isolated inventory charges, and the delayed timing of a price increase in North America.

Volume incentives as a percentage of net sales in 2020 were 34.0% compared to 34.1% in 2019.

Selling, general and administrative expenses in 2020 were $131.3 million compared to $128.7 million in 2019. The increase was primarily attributable to variable costs associated with sales growth, higher costs associated with stock-based compensation and bonus-related expenses, and incremental support of sales initiatives. As a percentage of net sales, SG&A expenses were 34.1% in 2020 compared to 35.5% in 2019. Excluding the impact of the restructuring and other unusual expenses, SG&A expenses as a percentage of net sales were 34.0% in 2020 compared to 34.9% in 2019.

Operating income in 2020 increased 33% to $21.5 million, or 5.6% of net sales, compared to $16.1 million, or 4.5% of net sales, in 2019. Excluding the impact of the restructuring and other unusual expenses, operating income was $21.7 million, or 5.6% of net sales, in 2020, compared to $18.5 million, or 5.1% of net sales, in 2019.

Other income, net, in 2020 increased significantly to $1.3 million compared to a loss of $0.5 million in 2019. Other income, net, primarily consisted of foreign exchange gains as a result of net changes in foreign currencies, including Asia, Europe and Latin America. The provision (benefit) for income taxes was a benefit of $(0.1) million in 2020 compared to a provision of $8.7 million in 2019.

GAAP net income attributable to common shareholders in 2020 was $21.3 million, or $1.07 per diluted common share, compared to $6.8 million, or $0.34 per diluted common share, in 2019. Net income attributable to NSP China was $8.1 million, or $0.41 per diluted common share, in 2020, compared to $0.8 million, or $0.04 per diluted common share, in 2019.

Adjusted net income attributable to common shareholders in 2020 was $21.3 million, or $1.07 per diluted common share, compared to $8.3 million, or $0.42 per diluted common share, in 2019. A reconciliation of adjusted net income to GAAP net income is provided in the financial tables below.

Adjusted EBITDA in 2020 increased 16% to $36.2 million compared to $31.2 million in 2019. The increase was primarily driven by the aforementioned growth in net sales. A reconciliation of Net Income to Adjusted EBITDA is provided in the financial tables below.

Balance Sheet and Cash Flow

Net cash provided by operating activities was $37.7 million for the year ended December 31, 2020, compared to $8.5 million provided by operating activities in the prior year. Capital expenditures during the year ended December 31, 2020 totaled $4.9 million compared to $5.1 million in 2019. As of December 31, 2020, the Company had cash and cash equivalents of $92.1 million and outstanding debt of $3.7 million.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2020 results.

Date: Wednesday, March 10, 2021
Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)
Toll-free dial-in number: 1-888-394-8218
International dial-in number: 1-323-701-0225
Conference ID: 9072663

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/player/index.php?id=143615 and via the Events section of the Nature’s Sunshine website at https://ir.naturessunshine.com/news-events/ir-calendar.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 24, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 9072663

About Nature’s Sunshine Products

Nature’s Sunshine Products (Nasdaq: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the company can be obtained at its website, www.naturessunshine.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans, strategies and financial results. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the following:

•laws and regulations regarding direct selling may prohibit or restrict our ability to sell our products in some markets or require us to make changes to our business model in some markets;
•extensive government regulations to which the Company's products, business practices and manufacturing activities are subject;
•registration of products for sale in foreign markets, or difficulty or increased cost of importing products into foreign markets;
•legal challenges to the Company's direct selling program or to the classification of its independent consultants;
•liabilities and obligations arising from improper activity by the Company’s independent consultants;
•product liability claims;
•our cannabidiol (CBD) product line is subject to varying, rapidly changing laws, regulations, and rules;
•actions on trade relations by the U.S. and foreign governments;
•impact of anti-bribery laws, including the U.S. Foreign Corrupt Practices Act;
•the Company’s ability to attract and retain independent consultants;
•the loss of one or more key independent consultants who have a significant sales network;
•the Company’s joint venture for operations in China with Fosun Industrial Co., Ltd.;
•the effect of fluctuating foreign exchange rates;
•failure of the Company’s independent consultants to comply with advertising laws;
•changes to the Company’s independent consultants compensation plans;
•geopolitical issues and conflicts;
•we may be adversely affected by the ongoing coronavirus pandemic;
•negative consequences resulting from difficult economic conditions, including the availability of liquidity or the willingness of the Company’s customers to purchase products;
•risks associated with the manufacturing of the Company's products;
•uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;
•changes in tax laws, treaties or regulations, or their interpretation;
•cybersecurity threats and exposure to data loss;
•the storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations;
•reliance on information technology infrastructure; and

•the sufficiency of trademarks and other intellectual property rights.

These and other risks and uncertainties that could cause actual results to differ from predicted results are more fully detailed under the caption “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning non-GAAP net income, Adjusted EBITDA and net sales excluding the impact of foreign currency exchange fluctuations.

We utilize the non-GAAP measures of non-GAAP net income and Adjusted EBITDA in the evaluation of our operations and believe that these measures are useful indicators of our ability to fund our business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of our operating performance.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of Net Income to Adjusted EBITDA, the most comparable GAAP measure. We have also included a reconciliation of GAAP net income to Non-GAAP net income and Non-GAAP Adjusted EPS, in the financial tables below.

Net sales in local currency removes, from net sales in U.S. dollars, the impact of changes in exchange rates between the U.S. dollar and the functional currencies of our foreign subsidiaries. This is accomplished by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period.

We believe presenting the impact of foreign currency fluctuations is useful to investors because it allows a more meaningful comparison of net sales of our foreign operations from period to period. Net sales excluding the impact of foreign currency fluctuations should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

Investor Relations:

Gateway Investor Relations
Cody Slach
1-949-574-3860
NATR@gatewayir.com

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$101,743	$91,695	$385,205	$362,215
Cost of sales	(26,403)	(23,862)	(101,276)	(93,940)
Gross profit	75,340	67,833	283,929	268,275

Operating expenses:
Volume incentives	34,657	31,233	131,150	123,410
Selling, general and administrative	38,434	32,692	131,297	128,740
Operating income	2,249	3,908	21,482	16,125
Other income (loss), net	1,569	502	1,339	(483)
Income before provision for income taxes	3,818	4,410	22,821	15,642
Provision (benefit) for income taxes	(2,832)	3,190	(137)	8,713
Net income	6,650	1,220	22,958	6,929
Net income attributable to noncontrolling interests	784	218	1,621	164
Net income attributable to common shareholders	$5,866	$1,002	$21,337	$6,765

Basic and diluted net income per common share:

Basic earnings per share attributable to common shareholders	$0.30	$0.05	$1.09	$0.35

Diluted earnings per share attributable to common shareholders	$0.29	$0.05	$1.07	$0.34

Weighted average basic common shares outstanding	19,670	19,374	19,537	19,314
Weighted average diluted common shares outstanding	20,022	19,659	19,968	19,663

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

As of December 31,	2020	2019
Assets
Current assets:
Cash and cash equivalents	$92,069	$53,629
Accounts receivable, net of allowance for doubtful accounts of $454 and $407, respectively	7,375	7,319
Inventories	47,683	46,666
Prepaid expenses and other	6,938	5,091
Total current assets	154,065	112,705
Property, plant and equipment, net	54,355	59,512
Operating lease right-of-use assets	20,210	23,951
Restricted investment securities - trading	989	1,150
Deferred income tax assets	8,693	4,899
Other assets	11,186	10,851
	$249,498	$213,068

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,486	$4,406
Accrued volume incentives and service fees	19,481	18,893
Accrued liabilities	31,710	25,531
Deferred revenue	2,092	1,266
Current installments of long-term debt and revolving credit facility	1,306	—
Related party note	1,200	1,518
Income taxes payable	2,387	1,392
Current portion of operating lease liabilities	4,992	4,941
Total current liabilities	69,654	57,947
Liability related to unrecognized tax benefits	92	1,499
Long-term portion of operating lease liabilities	16,412	20,213
Long-term debt and revolving credit facility	2,418	—
Deferred compensation payable	989	1,150
Long-term deferred income tax liabilities	1,391	1,655
Other liabilities	1,308	1,168
Total liabilities	92,264	83,632

Shareholders’ equity:
Common stock, no par value; 50,000 shares authorized, 19,697 and 19,410 shares issued and outstanding as of December 31, 2020, and 2019, respectively	139,311	135,741
Retained earnings	26,030	4,693
Noncontrolling interests	1,848	227
Accumulated other comprehensive loss	(9,955)	(11,225)
Total shareholders’ equity	157,234	129,436
	$249,498	$213,068

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

Year Ended December 31,	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,958	$6,929
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	77	10
Depreciation and amortization	10,743	10,599
Noncash lease expense	4,735	5,394
Share-based compensation expense	3,787	2,120
Loss on sale of property and equipment	29	43
Deferred income taxes	(4,357)	4,279
Purchase of trading investment securities	(60)	(83)
Proceeds from sale of trading investment securities	339	464
Realized and unrealized gains on investments	(115)	(224)
Foreign exchange (gains) losses	(1,270)	107
Loss on write-off of cumulative translation adjustment	—	595
Changes in operating assets and liabilities:
Accounts receivable	106	375
Inventories	(154)	(4,870)
Prepaid expenses and other	(1,762)	1,229
Other assets	(55)	475
Accounts payable	2,090	(960)
Accrued volume incentives and service fees	77	(1,564)
Accrued liabilities	5,341	(8,593)
Deferred revenue	766	69
Lease liabilities	(4,716)	(5,039)
Income taxes payable	671	(1,960)
Liability related to unrecognized tax positions	(1,407)	(693)
Deferred compensation payable	(164)	(157)
Net cash provided by operating activities	37,659	8,545
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,905)	(5,104)
Proceeds from sale of property, plant and equipment	—	2
Net cash used in investing activities	(4,905)	(5,102)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	—	2,064
Principal payments of revolving credit facility	—	(2,064)
Proceeds from notes payable	9,098	—
Principal payments of long-term debt	(5,374)	—
Principal payments of borrowings from related party	(318)	—
Proceeds from exercise of stock options	472	257
Tax benefit from exercise of stock options	—	(320)
Net cash provided by (used in) financing activities	3,878	(63)
Effect of exchange rates on cash and cash equivalents	1,808	(389)
Net increase in cash and cash equivalents	38,440	2,991
Cash and cash equivalents at beginning of the year	53,629	50,638
Cash and cash equivalents at end of the year	$92,069	$53,629
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$4,832	$6,861
Cash paid for interest	86	64

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income	$6,650	$1,220	$22,958	$6,929
Adjustments:
Depreciation and amortization	2,909	3,066	10,743	10,599
Share-based compensation expense	1,646	591	3,787	2,120
Other (income) loss, net*	(1,569)	(502)	(1,339)	483
Provision (benefit) for income taxes	(2,832)	3,190	(137)	8,713
Other adjustments (1)	676	11	173	2,375
Adjusted EBITDA	$7,480	$7,576	$36,185	$31,219

(1) Other adjustments
Restructuring and other unusual expenses	$676	$11	$808	$2,375
VAT refund	—	—	(635)	—
Total adjustments	$676	$11	$173	$2,375

* Other (income) loss, net is primarily comprised of foreign exchange (gains) losses, interest income, and interest expense.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP NET INCOME and NON-GAAP ADJUSTED EPS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income	$6,650	$1,220	$22,958	$6,929
Adjustments:
Restructuring and other unusual expenses	676	11	808	2,375
VAT refund	—	—	(635)	—
Tax impact of adjustments	(169)	(4)	(202)	(871)
Total adjustments	507	7	(29)	1,504
Non-GAAP net income	$7,157	$1,227	$22,929	$8,433

Reported income attributable to common shareholders	$5,866	$1,002	$21,337	$6,765
Total adjustments	507	7	(29)	1,504
Non-GAAP net income attributable to common shareholders	$6,373	$1,009	$21,308	$8,269

Basic income per share, as reported	$0.30	$0.05	$1.09	$0.35
Total adjustments, net of tax	0.03	—	—	0.08
Basic income per share, as adjusted	$0.33	$0.05	$1.09	$0.43

Diluted income per share, as reported	$0.29	$0.05	$1.07	$0.34
Total adjustments, net of tax	0.03	—	—	0.08
Diluted income per share, as adjusted	$0.32	$0.05	$1.07	$0.42